Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Wachovia Corporation:

We consent to the use in the Registration Statement on Form S-4 of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Wachovia Corporation and Subsidiaries (“Wachovia”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the Registration Statement. Our report on the aforementioned consolidated financial statements, dated February 25, 2008, refers to Wachovia’s change in the method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance in 2007 and refers to a change in the method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

/s/  KPMG LLP

Charlotte, North Carolina
October 30, 2008